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                                                                   EXHIBIT 99(E)

          G. R. HERBERGER'S, INC. 401(K) EMPLOYEE STOCK PURCHASE PLAN
                       AND EMPLOYEE STOCK OWNERSHIP PLAN
                          VOTING INSTRUCTION CARD FOR
                JANUARY 31, 1977 SPECIAL MEETING OF STOCKHOLDERS

    I hereby direct that the Trustee of the G. R. Herberger's, Inc. 401(k)
Employee Stock Purchase Plan and Employee Stock Ownership Plan (the "ESOP") vote all shares of common stock of G. R. Herberger's, Inc. allocated to my account under the ESOP at the special meeting of stockholders to be held January 31, 1997, as specified below. I understand that if I do not return this card, or do not specify how the shares should be voted, the shares allocated to my ESOP account will be voted as directed by the board of directors of the Corporation.
The proposed merger is described in the Proxy Statement/Prospectus, a copy of which I have reviewed.

    I UNDERSTAND THE BOARD OF DIRECTORS RECOMMENDS ALL STOCKHOLDERS AND ESOP
PARTICIPANTS VOTE FOR THE MERGER.

    Please indicate your voting instructions by putting an "X" in the appropriate box:

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
 I direct the ESOP Trustee to             FOR THE                      AGAINST THE
   vote as follows with                   MERGER                         MERGER
   respect to the proposed
   merger.

                                            / /                            / /

Signature:                                     Date:

Name:
               (Please Print)


    COMPLETE THIS CARD AND MAIL IT IN THE ENCLOSED ENVELOPE IN TIME SO THAT THE TRUSTEE RECEIVES IT BY JANUARY 27, 1997.